Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of ShopEye, Inc. of our report dated August 21, 2012 relating to our audits of the financial statements of ShopEye, Inc. as of May 31, 2012 and May 31, 2011 and for the year ended May 31, 2012 and for the period May 11, 2011 through May 31, 2011 and for the period May 11, 2011 (inception) through May 31, 2012, which appears in the Annual Report on Form 10-K for the year ended May 31, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Lake & Associates, CPA’s, LLC

Lake & Associates, CPA’s, LLC

Schaumburg, Illinois

June 20, 2013

1905 Wright Boulevard

Schaumburg, IL 60193

Phone: 847.524.0800

Fax: 847.524.1655